Exhibit 99.1

Wireless Telecom Announces Partial Pre-Payment of Term Loan Facility

Parsippany, New Jersey, USA – September 29, 2021 – Wireless Telecom Group, Inc. (NYSE American: WTT) today announced that the Company made a $3.7 million voluntary pre-payment of its Muzinich BDC, Inc. (“Muzinich”) Term Loan Facility (“Facility”), or approximately 47% of the term loan balance. In connection with the voluntary pre-payment, Wireless Telecom negotiated certain amendments associated with the Facility, including a lower interest rate on the remaining outstanding amounts. The Company used current cash on hand and availability under its Asset Based Revolving Credit Facility with Bank of America, N.A. to fund the pre-payment.

Mike Kandell, CFO of Wireless Telecom Group, Inc., stated, “The pre-payment of a portion of the Muzinich Term Loan Facility demonstrates our improving financial results and strengthening liquidity position. We remain committed to investing in our future while generating positive free cash flow and reducing our debt. The debt prepayment is expected to lower our annual interest expense by approximately $380,000.”

About Wireless Telecom Group

Wireless Telecom Group, Inc., comprised of Boonton, CommAgility, Holzworth, Microlab, and Noisecom, is a global designer and manufacturer of advanced RF and microwave components, modules, systems, and instruments. Serving the wireless, telecommunication, satellite, military, aerospace, semiconductor, and medical industries, Wireless Telecom Group products enable innovation across existing and emerging wireless technologies. With a product portfolio including peak power meters, signal generators, phase noise analyzers, signal processing modules, LTE PHY/stack software, power splitters and combiners, GPS repeaters, public safety components, noise sources, and programmable noise generators, Wireless Telecom Group supports the development, testing, and deployment of wireless technologies around the globe.

Wireless Telecom Group, Inc.’s website address is wirelesstelecomgroup.com. Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the expectation of improving financial position and strengthening liquidity position and our expectation of lower annual interest expense of approximately $380,000. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020.

Investor Contact

Mike Kandell: +1 (973) 386-9696

SM Berger & Company: +1 (216) 464-6400

Marketing Contact

Maria Droge: +1 (973) 386-9696

Wireless Telecom Group Inc.

25 Eastmans Road

Parsippany, NJ 07054

Tel: (973) 386-9696